               ACCEPTANCE INSURANCE COMPANIES INC.
                 COMPUTATION OF INCOME PER SHARE
       for the three months ended March 31, 1996 and 1995
              (in thousands, except per share data)
                           (unaudited)
                           Exhibit 11

                                             Three Months
                                         1996           1995
                                      ---------       ---------
PRIMARY INCOME PER SHARE:
Net income                            $  4,478        $  2,983
                                      ========        ========
Weighted average number of
  shares outstanding                    14,867          14,854
Adjustment for stock options               131             146
                                      --------        --------
Adjusted weighted average number
  of shares outstanding                 14,998          15,000
                                      ========        ========

Primary income per share              $    .30        $    .20
                                      ========        ========

FULLY DILUTED INCOME PER SHARE:
Net income                            $  4,478        $  2,983
                                      ========        ========

Weighted average number of shares
  outstanding                           15,107          15,094
Adjustment for stock options               144             146
                                      --------        --------

Adjusted weighted average number
  of shares outstanding                 15,251          15,240
                                      ========        ========

Fully diluted income per share        $    .29        $    .20
                                      ========        ========
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